AMENDMENT NO. 4 TO LEASE
This Amendment No. 4 to Lease (this “Amendment Four”) is made as of the date last signed below by and among SLC Lake Pointe SPE LLC, a Delaware limited liability company (“Landlord”), and eHealthInsurance Services, Inc., a Delaware corporation (“Tenant”) (each, a “Party;” collectively, the “Parties”).

RECITALS
A.    Landlord’s predecessor in interest and Tenant executed that certain Office Lease dated May 7, 2012 (the “Original Lease”), as amended by that certain Amendment No. 1 to Lease dated August 17, 2017 (“Amendment One”), that certain Amendment No. 2 to Lease dated December 12, 2017 (“Amendment Two”), and that certain Amendment No. 3 to Lease dated March 20, 2019 (“Amendment Three”). The Original Lease, Amendment One, Amendment Two, Amendment Three and this Amendment Four are collectively referred to herein as the “Lease.” Pursuant to the Lease, Landlord leases to Tenant that certain space (the “Existing Space”) containing approximately 41,813 rentable square feet located on the first, fourth and fifth floors of the building with address of 2875 South Decker Lake Drive, West Valley City, Utah 84119 (the “Building”), as more particularly described in the Lease. A portion of the Existing Space on the first floor of the Building containing approximately 1,085 rentable square feet is referred to herein as the “2017 Expansion Space”, a portion of the Existing Space on the fifth floor of the Building containing approximately 12,898 rentable square feet as shown on Exhibit 1 to Amendment Three is referred to herein as the “2019 Expansion Space” and the remaining approximately 27,830 rentable square feet is referred to herein as the “Original Space.” Capitalized terms used in this Amendment Four shall have the meanings given to them in the Lease, except as provided in this Amendment Four.
B.    Landlord and Tenant desire to, among other things, expand the Premises to include that certain space on the south side of the first floor of the Building containing approximately 12,194 rentable square feet as shown on Exhibit 1 attached hereto (the “First Floor South Expansion Space”), such that upon the inclusion of the First Floor South Expansion Space within the Premises, the Premises shall consist of 54,007 rentable square feet, all in accordance with the terms and conditions set forth in this Amendment Four.

AGREEMENT
In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:
1.Amendment of Lease.
A.First Floor South Expansion Space. The First Floor South Expansion Space shall be delivered by Landlord to Tenant broom clean with existing FF&E removed and with the Landlord’s Work (as defined below) Substantially Completed, but otherwise in the same condition as exists on the date this Amendment Four is signed by Landlord and Tenant. “Substantially Completed” means the Work has been completed, subject only to the completion by Landlord of any “punch list” items that do not materially interfere with Tenant’s use and enjoyment of the Premises. On the date the First Floor South Expansion Space has been delivered to and accepted by Tenant as having the Landlord’s Work Substantially Completed and being in the condition required under this Amendment Four (the “First Floor South Expansion Space Commencement Date”): (i) the Premises (and definition of “Premises”) shall be expanded to include the First Floor South Expansion Space, and (ii) Tenant shall lease the First Floor South Expansion Space from Landlord on the same terms and conditions set forth in the Lease, except as modified by this Amendment Four. Failure of Tenant to identify any Landlord’s Work that has not been Substantially Completed or failure of the First Floor South Expansion Space to meet such required condition and notify the Landlord of same within two (2) business days of delivery shall be deemed acceptance of same regardless of whether Tenant has occupied the Expansion Space. Provided the First Floor South Landlord Work Completion Date has occurred no later than January 15, 2020, the “First Floor South Expansion Space Rent Commencement Date” shall be February 1, 2020. The Free Rent Period (as defined below) shall commences on the First Floor South Expansion Space Rent Commencement Date. “First Floor South Landlord Work Completion Date” means the date upon which the Landlord’s Work has been Substantially Completed and the First Floor South Expansion Premises delivered to Tenant “Landlord’s Work” means demolishing existing server room and interior walls of the First Floor South Expansion Space except for the three offices in the back of the First Floor South Expansion Space. . For avoidance of doubt, painting and carpeting the First Floor South Expansion Space and installing ceiling tile and lighting in the First Floor South Expansion Space is NOT included as part of Landlord’s Work. If the First Floor South Landlord Work Completion Date has not occurred on or before January 15, 2020, Landlord shall have no liability to Tenant for delay in delivering possession of the First Floor South Expansion Space with Landlord’s Work Substantially Complete, but the First Floor South Expansion Space Rent Commencement Date shall be delayed one day for each day that Landlord is delayed past January 15, 2020 until the First Floor South Landlord Work Completion Date; provided, further, Tenant shall receive one (1) day of abated rent for the First Floor South Expansion Space for each day after March 15, 2020 (which date shall be delayed one day for each day that Landlord is delayed in Substantially Completing Landlord’s Work due to a force majeure event or due to a delay caused by Tenant) until the date that is the First Floor South Landlord Work Completion Date. Upon and subject to the First Floor South Expansion Space being delivered to Tenant with Landlord’s Work Substantially Complete, the First Floor South Expansion Space shall be deemed delivered to Tenant in “as is” condition and without any representation or warranty. Tenant’s occupancy of the First Floor South Expansion Space shall constitute conclusive acceptance of the amount of square footage stated herein, and of the condition of the First Floor South Expansion Space. If requested by Landlord, Tenant shall confirm in writing the date of the First Floor South Expansion Space Rent Commencement Date.
B.Tenant Early Access Rights. Tenant shall have early access to the First Floor South Expansion Space no later than November 15, 2019 for the purpose of the construction of tenant improvements (the approval and construction of such tenant improvements shall be in accordance with Section 9.2 (Alterations) of the Lease) and installation of Tenant’s furniture, fixtures and equipment.
C.Improvement Allowance for First Floor South Expansion Space. As an inducement to enter into this Amendment Four, Landlord shall provide Tenant with an “Improvement Allowance” in amount of $308,880 ($20.00 per rentable square foot of the First Floor South Expansion Space plus $65,000 in lieu of Landlord installing ceiling tiles and lighting). The Improvement Allowance shall be used to pay for the cost of improvements to the First Floor South Expansion Space (the “First Floor South Expansion Space Tenant Improvements”). The scope and plans of the First Floor South Expansion Space Tenant Improvements shall be subject to review and approval by Landlord prior to commencement of any work in accordance with the alterations provisions of the Lease (such approval not to be unreasonably delayed or withheld unless otherwise expressly provided in Section 9.2 (Alterations) of the Lease). The First Floor South Expansion Space Improvement Allowance shall be paid to Tenant within thirty (30) days after all of the following requirements have been satisfied (as determined by Landlord in its reasonable business judgment): (a) Landlord has received a detailed breakdown of the cost of the First Floor South Expansion Space Tenant Improvements, (b) if required, a certificate of occupancy has been issued by the appropriate governmental authority indicating that Tenant’s construction work was performed in accordance with local and state codes and that the Premises are acceptable for occupancy, which work must be completed in accordance with the plans approved by Landlord, (c) Landlord has received an affidavit from Tenant’s general contractor stating that all contractors, subcontractors, materialmen, suppliers, architects, engineers, and all other persons performing work or supplying materials and/or services on or about the Premises in connection with the First Floor South Expansion Space Tenant Improvements have been paid in full and have waived all liens and claims arising as a result of such work, (d) Landlord has received approved notarized original lien waivers for all contractors, subcontractors, materialmen, suppliers and all other persons performing work or supplying materials on or about the Premises in connection with the First Floor South Expansion Space Tenant Improvements, and (e) Tenant is not in arrears with regard to any Rent or other charges which may be due or owing or otherwise in default of the Lease. If Tenant has not requested disbursement of the entire First Floor South Expansion Space Improvement Allowance on or before the date that is twelve (12) months after the 2019 Expansion Space Commencement Date (the “First Floor South Expansion Space Improvement Allowance Expiration Date”), Tenant shall be entitled to use the unused portion of the Improvement Allowance to pay (or be reimbursed) for the cost of Tenant’s furniture, fixtures, and equipment for the First Floor South Expansion Space Expansion Space or as an offset against Rent owing under the Lease. Tenant’s shall notify Landlord of the manner in which Tenant elects to use the unapplied portion of the Improvement Allowance, and, if Tenant elects to use it to pay or the cost of furniture, fixtures, and equipment, Landlord shall reimburse Tenant for such costs, not to exceed the unused portion of the First Floor South Expansion Space Improvement Allowance, within thirty (30) days following Tenant’s presentation to Landlord of invoices for such furniture, fixtures, and equipment.

D.Basic Monthly Rent. Until the First Floor South Expansion Space Rent Commencement Date, Tenant shall continue to pay all rent with respect to the Existing Space as set forth in Amendment Three. As of the First Floor South Expansion Space Rent Commencement Date, Tenant shall pay to Landlord Basic Monthly Rent with respect to the Premises (prorated on a per diem basis for any partial calendar month) in accordance with the figure corresponding to the relevant time period set forth in the following table (which table hereby replaces the table in Section 1.2 of the Lease):

Period	2017 Expansion Space Annual Basic Monthly Rent per RSF	2017 Expansion Space Monthly Installment of Basic Monthly Rent	Original Space, 2019 Expansion Space and First Floor South Expansion Space Annual Basic Monthly Rent per RSF	Original Space Monthly Installment of Basic Monthly Rent	2019 Expansion Space Monthly Installment of Basic Monthly Rent	First Floor South Expansion Space Monthly Installment of Basic Monthly Rent
1/1/20 - 1/31/20	$21.22	$1,918.46	$23.34	$54,128.89	$25,086.40	NA
2/1/20 - 5/15/20	$21.22	$1,918.46	$23.34	$54,128.89	$25,086.40	Abated*
5/16/20 - 12/31/20	$21.22	$1,918.46	$23.34	$54,128.89	$25,086.40	$23,717.33
1/1/21 - 12/31/21	$21.85	$1,976.01	$24.04	$55,752.75	$25,838.99	$24,428.65
1/1/22 - 12/31/22	$22.51	$2,035.30	$24.76	$57,425.34	$26,614.16	$25,160.29
1/1/23 - 12/31/23	$23.19	$2,096.35	$25.50	$59,148.10	$27,412.58	$25,912.25
1/1/24 - 12/31/24	$23.88	$2,159.24	$26.27	$60,922.54	$28,234.96	$26,694.70
1/1/25 - 12/31/25	$24.60	$2,224.02	$27.06	$62,750.22	$29,082.01	$27,497.47
1/1/26 - 10/31/26	$25.34	$2,290.74	$27.87	$64,632.73	$29,954.47	$28,320.57
*The table above assumes a First Floor South Expansion Space Rent Commencement Date of February 1, 2020. If the First Floor South Expansion Space Rent Commencement Date is after February 1, 2020, the table set forth above shall be revised to reflect the actual First Floor South Expansion Space Rent Commencement Date and confirmed by the Parties in a confirmation of lease terms. Regardless of the First Floor South Expansion Space Rent Commencement Date, Basic Monthly Rent with respect to the First Floor South Expansion Space only shall be abated for the first three and one half (3.5) months following the First Floor South Expansion Space Rent Commencement Date (the “Free Rent Period”). If the Lease is terminated during such Free Rent Period, Tenant shall not be entitled to any such rent abatement after the date of termination nor shall Tenant be entitled to assert any right to rent abatement after such termination against any sums due Landlord. The rent abatement granted under this Section is solely for the benefit of the entity executing this Lease as tenant and is not transferable to any assignee or subtenant. In the event of a default by Tenant under the terms of the Lease which results in early termination pursuant to the provisions hereof, then as a part of the recovery to which Landlord shall be entitled shall be included a portion of such rent which was abated under the provisions of this Section, which portion shall be determined by multiplying the total amount of rent which was abated under this Section by a fraction, the numerator of which is the number of months remaining in the term of the Lease at the time of such default and the denominator of which is the number of months during the term of the Lease after the First Floor South Expansion Space Rent Commencement Date that Tenant is obligated to pay Basic Monthly Rent.

E.Tenant’s Share. As of the First Floor South Expansion Space Commencement Date, Tenant’s Percentage of Operating Expenses with respect to the entire Premises shall be 45.12%.
F.Base Year. Tenant’s Base Year for purposes of calculating Tenant’s Share of Operating Expenses with respect to the First Floor South Expansion Space shall be calendar year 2020. Tenant’s Base Year with respect to the 2019 Expansion Space shall remain calendar year 2019. Tenant’s Base Year with respect to the Original Space shall remain calendar year 2018.
G.Early Termination Right. Section 1C of Amendment Three is deleted in its entirety and is of no further force and effect.
H.Parking. As of the First Floor South Expansion Space Commencement Date, Tenant shall have the right to use an additional 73 parking spaces (based on a ratio of 6.0 per 1,000 rentable square feet leased), unreserved and unassigned, pursuant to the applicable provisions of the Lease.
2.Tenant Representations. Tenant represents and warrants that:
A.Due Authorization. Tenant has full power and authority to enter into this Amendment Four without the consent of any other person or entity;
B.No Assignment. Tenant has not assigned the Lease, or sublet the Premises;
C.No Default. Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease;
D.Binding Effect. The Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; and
E.Real Estate Brokers. Except for Newmark Grubb ACRES/Newmark Cornish & Carey (“Tenant’s Broker”), there is no real estate broker or agent who is or may be entitled to any commission or finder’s fee in connection with the representation of Tenant in this Amendment Four and Tenant shall defend, indemnify and hold Landlord harmless from and against any and all third-party claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (“Claims”) (including without limitation, attorneys’ fees and costs incurred by Tenant defending or settling such Claims) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such Tenant’s discussions, negotiations and/or dealings with any real estate broker or agent other than Tenant’s Broker.
3.Landlord Representations. Landlord represents and warrants that:
A.Due Authorization. Landlord has full power and authority to enter into this Amendment Four without the consent of any other person or entity;
B.No Default. Landlord is not in default of the Lease and Landlord acknowledges that Tenant is not in default of the Lease; and

C.Binding Effect. The Lease is binding on Landlord and is in full force and effect, and Landlord has no defenses to the enforcement of the Lease.
4.General Provisions
A.Attorneys' Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment Four or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys' and paralegals' fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.
B.Counterparts; Facsimile and Scanned Email Signatures. This Amendment Four may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties. Facsimile and scanned e‑mail signatures shall operate as originals for all purposes under this Amendment Four.
C.Effect of Amendment. The Lease is unmodified except as expressly set forth in this Amendment Four. Except for the modifications to the Lease set forth in this Amendment Four, the Lease remains in full force and effect. To the extent any provision of the Lease conflicts with or is in any way inconsistent with this Amendment Four, the Lease is deemed to conform to the terms and provisions of this Amendment Four.
D.Binding Effect. The provisions of this Amendment Four shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No amendment, modification or supplement to this Amendment Four shall be binding upon the parties unless in writing and executed by Landlord and Tenant.
E.Integration. This Amendment Four contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.
F.Submission of Amendment Four. The submission of this Amendment Four for examination and negotiation does not constitute an offer to execute this Amendment Four by Landlord. This Amendment Four shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.
[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment Four as of the date last signed below.
TENANT:

EHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

By:	/s/ David K. Francis

Name:	David K. Francis

Title:	COO

Date Signed:	_11/14/2019_______________

LANDLORD:

SLC LAKE POINTE EQUITIES LLC,
a Delaware limited liability company

By:       SLC Lake Pointe SPE LLC,
a Delaware limited liability company, its Sole Member

By:       SLC Lake Pointe Holdings LLC,
a Delaware limited liability company, its Managing Member

By:	/s/ Matthew J. Felton________________
Matthew J. Felton, Managing Member

                    Date Signed:  ___11/14/2019_____ ______

EXHIBIT 1
First Floor South Expansion Space

12,194 RSF
NORTH

SAMUEL J. BRADY
ARCHITECTS
200 E SOUTH TEMPLE SUITE 160
SALT LAKE CITY, UTAH 84111
(801) 595-1752 www.sambrady.com

LAKE POINT BUILDING 3 - 1ST FLOOR

2875 DECKER LAKE DRIVE
WEST VALLEY CITY, UTAH 84144

DECEMBER 6, 2018
01443A1806B.dwg